Exhibit 4.15

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

BY AND AMONG

58.COM INC.,

and

THE SELLING SHAREHOLDERS NAMED HEREIN

Dated as of April 17, 2015

ii

Article VI Covenants and Additional Agreements		21
Section 6.1	Further Assurances	21
Section 6.2	Confidentiality and Publicity	21
Section 6.3	Tax Filing	21
Section 6.4	Lock-up	23
Section 6.5	Pre-Closing Notifications	23
Section 6.6	Purchaser Board of Directors	23
Section 6.7	Conduct of Business After Closing	24
Section 6.8	Additional Undertakings	26
Section 6.9	Shareholders Resolutions to Appoint New Director	27

Article VII Conditions to Closing		26
Section 7.1	Conditions Precedent to Obligations of the Purchaser	27
Section 7.2	Conditions Precedent to Obligations of the Selling Shareholders	28

Article VIII Indemnification		28
Section 8.1	Survival of Representations, Warranties and Covenants	28
Section 8.2	Indemnification	28
Section 8.3	Certain Limitations	31
Section 8.4	Tax Treatment of Indemnification Payments	32
Section 8.5	Indemnification Sole and Exclusive Remedy	32

Article IX Miscellaneous		32
Section 9.1	Expenses	32
Section 9.2	Governing Law	32
Section 9.3	Arbitration	32
Section 9.4	Entire Agreement; Amendments and Waivers	33
Section 9.5	Specific Performance	33
Section 9.6	Notices	33
Section 9.7	Severability	33
Section 9.8	Binding Effect; Assignment	34
Section 9.9	Counterparts	33

iii

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of April 17, 2015, is entered into by and among (i) 58.com Inc., an exempted company incorporated under the Laws of the Cayman Islands (the “Purchaser”), (ii) the Founder (as defined in this Agreement) of Falcon View Technology (the “Company”), and (iii) the Persons set forth in Schedule A hereto (collectively, the “Selling Shareholders” and individually a “Selling Shareholder”).

WITNESSETH:

WHEREAS, the Company, an exempted company incorporated under the Laws of the Cayman Islands, and the other Group Companies (as defined below) collectively operate an internet business providing classified advertisements in the People’s Republic of China (the “PRC”);

WHEREAS, each Selling Shareholder owns the number and type of Shares (as defined below) set forth opposite such Selling Shareholder’s name in Schedule A under the heading “Current Ownership”; and

WHEREAS, each Selling Shareholder desires to sell to the Purchaser, and the Purchaser desires to purchase from each Selling Shareholder, on the terms and subject to the conditions set forth herein, such number of Shares owned by each Selling Shareholder as set forth opposite such Selling Shareholder’s name in Schedule A under the heading “Purchased Shares” and associated rights embodied therein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, and intending to be legally bound, the Parties hereby agree as follows:

Article I

Definitions

Section 1.1           Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person, including without limitation, with respect to any Person that is an individual, his or her Immediate Family Members.

“Aggregate Purchase Price” has the meaning ascribed to it in Section 2.2.

“Agreement” has the meaning ascribed to it in the Preamble.

“Applicable Accounting Standards” means the accounting standards adopted by the Company and applied consistently throughout the Financial Statements.

“Balance Sheet Date” has the meaning ascribed to it in Section 3.4.

“Breaching Selling Shareholder” has the meaning ascribed to it in Section 2.6.

“Business” means, in respect of a Group Company, the business it currently conducts and, in respect of the Group Companies, the business the Group Companies, taken as a whole, currently conduct.

“Business Day” means a day that is not a Saturday or Sunday or any other day on which banks in the PRC, Hong Kong, the Cayman Islands or the British Virgin Islands are required or authorized to be closed.

“Cash Portion of Purchase Price” has the meaning ascribed to it in Section 2.2.

“Circular 7” means Circular No. 7 on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises (SAT Bulletin [2015] No. 7) (关于非居民企业间接转让财产企业所得税若干问题的公告(国家税务总局公告2015 年第7 号)), dated February 3, 2015 and effective as of the same date, including any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

“Closing” has the meaning ascribed to it in Section 2.3.

“Closing Date” has the meaning ascribed to it in Section 2.3.

“Company” has the meaning ascribed to it in the Preamble.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, franchise or license (whether written or oral).

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors (or similar governing body) of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Control Documents” means the Contracts and other documents set forth in Schedule B hereto.

“Current Transaction” has the meaning ascribed to it in Section 2.7(b).

“Domestic Companies” mean Shanghai Zhengqi Advertising Co., Ltd. (上海正奇广告有限公司) and Beijing Shan Jing Ke Chuang Network Technology Co., Ltd. (山景科创网络技术 (北京) 有限公司), Beijing Zhi Mo Si Management Consulting Co., Ltd. (北京志莫斯管理咨询有限公司 and Beijing Rui Yi Car Service Co., Ltd. (北京睿易汽车服务有限公司) and Yi Yun You Network Technology (Beijing) Co., Ltd., each a limited liability company organized and existing under the Laws of the PRC.

“Domestic Subsidiary” means the WFOE.

2

“Equity Securities” means any shares, share capital, registered capital, ownership interest, equity interest or other equity securities of the Company, and any option, warrant or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans (including all options and other awards of equity securities authorized under equity plans, whether or not issued, granted or vested) or similar rights with respect to the Company, or any contract of any kind for the purchase or acquisition from the Company of any of the foregoing, either directly or indirectly.

“Existing Articles” means the seventh amended and restated memorandum and articles of association of the Company adopted by special resolution dated July 29, 2014.

“Financial Statements” has the meaning ascribed to it in Section 3.4.

“Founder” means Mr. Haoyong Yang.

“Group Companies” means the Company and any Person (other than a natural person) that is directly or indirectly Controlled by the Company. For the avoidance of doubt, each of the Domestic Companies and the Domestic Subsidiary shall be deemed a Group Company.

“Government Authority” means any supranational, national, federal, state, municipal or local court, administrative body or other governmental or quasi-governmental entity or authority with competent jurisdiction exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, federal, state, municipal or local government, including any department, commission, board, agency, bureau, subdivision, instrumentality or other regulatory, administrative, judicial or arbitral authority, and any securities exchange on which the securities of any Party or its Affiliates are listed.

“HKIAC Rules” has the meaning ascribed to it in Section 9.3(a).

“Immediate Family Members” means, with respect to any natural Person, (a) such Person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological) and (c) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing.

“Indemnified Party” has the meaning ascribed to it in Section 8.2(c)(i).

“Indemnifying Party” has the meaning ascribed to it in Section 8.2(c)(i).

“Knowledge of such Selling Shareholders” means with respect to each Selling Shareholder, the knowledge actually possessed, or, to the extent that such Selling Shareholder has a right to appoint and has appointed a director to the board of directors of the Company, that would have been possessed after due inquiry by such Selling Shareholder with the director appointed to the board of directors of the Company, if any, by such Selling Shareholder.

“Law” means any foreign, federal, state, municipal or local law, statute, code, ordinance, rule, decree, regulation or any common law of any Government Authority or jurisdiction.

3

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings or investigations (whether civil or criminal, judicial or administrative, at law or in equity, or public or private) by or before a Government Authority.

“Liability” means any indebtedness, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including those arising under any Law, Order, Legal Proceeding or Contract and including all costs and expenses relating thereto.

“Lien” means any lien (including, without limitation, tax lien), encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, restrictive covenant, right of first refusal, right of first offer, easement, servitude or other restriction having similar effect.

“Liquidity Based Options” has the meaning ascribed to it in Section 6.8.

“Losses” has the meaning ascribed to it in Section 8.2(a).

“Material Adverse Effect” means any change, circumstance, event or effect (each a “Change”) that, individually or in the aggregate, is or would be materially adverse to: (a) the business, condition (financial or otherwise) or results of operations of the Group Companies, taken as a whole; or (b) the ability of any Selling Shareholder to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder and under any other Transaction Documents; provided that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, relating to or arising out of any of the following shall be deemed to be or constitute a “Material Adverse Effect,” or be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions); (ii) conditions (or changes in such conditions) in the industries in which the Group Companies conduct business; (iii) political conditions (or changes in such conditions) in the PRC; (iv)        changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in Applicable Accounting Standards; and (v) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, provided, however, that any Change referred to in clauses (i), (ii), (iii) and (iv) above may be taken into account in determining whether or not there has been, or will, may, would or could be a Material Adverse Effect to the extent, but only to the extent, that the Company is disproportionately affected thereby as compared to other participants in the industry or markets in which the Company operates.

“New Company Options” has the meaning ascribed to it in Section 6.8.

“Order” means any written order, injunction, judgment, decree, notice, ruling, writ, assessment or arbitration award of a Government Authority.

“Ordinary Shares” means the ordinary shares, par value US$0.0002 per share, in the capital of the Company.

“Party” means a party to this Agreement.

“Permit” means any approval, authorization, consent, license, permit or certificate of or issued by a Government Authority.

4

“Permitted Liens” means the Liens set forth pursuant to Existing Articles and the Shareholders Agreement.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Government Authority or other entity.

“PRC” or “China” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, Macau and Taiwan.

“Preferred Shares” means, collectively, the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares and the Series E Preferred Shares.

“Purchase Price” has the meaning ascribed to it in Section 2.2.

“Purchased Shares” has the meaning ascribed to it in Section 2.1.

“Purchaser Indemnitee” has the meaning ascribed to it in Section 8.2(a).

“Purchaser Nominee” has the meaning ascribed to it in Section 2.4(a).

“Purchaser Losses” has the meaning ascribed to it in Section 8.2(a).

“Purchaser Shares” means (i) the Class A ordinary shares, par value US$0.00001 per share, in the capital of the Purchaser, and (ii) in the case of Trinityville Profit Limited, the Class A ordinary shares, par value US$0.00001 per share, in the capital of the Purchaser and the Class B ordinary shares, par value US$0.00001 per share, in the capital of the Purchaser.

“Qualified Liquidation Event” has the meaning ascribed to it in Section 2.7(b).

“Registration Rights Agreement” has the meaning ascribed to it in Section 2.4.

“Relevant PRC Tax Authority” has the meaning ascribed to it in Section 6.7(b).

“SEC Documents” has the meaning ascribed to it in Section 5.6.

“Selling Shareholder” has the meaning ascribed to it in the Preamble, except that references to the Selling Shareholders in the context of the rights and obligations of the shareholders of the Company after Closing shall exclude the Selling Shareholders which sell all of their Shares on Closing and are not, therefore, shareholders of the Company after Closing.

“Selling Shareholder Bank Account” has the meaning ascribed to it in Section 6.13.

“Selling Shareholder Indemnitees” has the meaning ascribed to it in Section 8.2(c).

5

“Selling Shareholder Losses” has the meaning ascribed to it in Section 8.2(c).

“Series A Preferred Shares” means the Series A Preferred Shares, par value US$0.0002 per share, in the capital of the Company.

“Series A-1 Preferred Shares” means the Series A-1 Preferred Shares, par value US$0.0002 per share, in the capital of the Company.

“Series B Preferred Shares” means the Series B Preferred Shares, par value US$0.0002 per share, in the capital of the Company.

“Series C Preferred Shares” means the Series C Preferred Shares, par value US$0.0002 per share, in the capital of the Company.

“Series D Preferred Shares” means the Series D Preferred Shares, par value US$0.0002 per share, in the capital of the Company.

“Series E Preferred Shares” means the Series E Preferred Shares, par value US$0.0002 per share, in the capital of the Company.

“Shares” means the shares in the capital of the Company, being the Ordinary Shares and the Preferred Shares.

“Shareholders Agreement” means amended and restated shareholders agreement entered into by and among, inter alia, the Company and its then shareholders on August 8, 2014.

“Shareholders Rights” has the meaning ascribed to it in Section 2.1.

“Share Portion of Purchase Price” has the meaning ascribed to it in Section 2.2.

“Tax” or “Taxes” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, and other social insurance withholding), housing funds and tariffs (including import duty and import value-added tax), and other taxes, charges, fees, levies, or other assessments of any kind whatsoever as applicable, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Government Authority in connection with any item described in clause (a) above, and (c) any form of transferor liability imposed by any Government Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i) above.

“Taxing Authority” means any Government Authority responsible for the administration of any Tax.

6

“Third Party Claim” has the meaning ascribed to it in Section 8.2(c)(ii).

“Transaction Documents” means this Agreement and the Registration Rights Agreement and other agreements or documents required to be executed and/or delivered by any Party in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

“Transfer” means, (i) when used as a verb, to sell, assign, dispose of, transfer, exchange, pledge, encumber, hypothecate or otherwise transfer securities, assets or other property or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction, merger, recapitalization, scheme of arrangement, amalgamation or other transaction or by operation of law), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such securities, assets or other property or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“WFOE” means Beijing Yangguang Gudi Science Development Co., Ltd. (北京阳光谷地科技发展有限公司), a limited liability company organized and existing under the Laws of the PRC.

“Withheld Amount” has the meaning ascribed to it in Section 2.5.

“Withheld Funds” has the meaning ascribed to it in Section 6.6(a).

“Withhold Expiration Date” has the meaning ascribed to it in Section 6.6(a).

Section 1.2           Interpretation and Rules of Construction.

(a)          Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)         the provision of a Table of Contents, the division of this Agreement into articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(ii)        any reference in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated. All Exhibits and Schedules hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(iii)       any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(iv)       the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

7

(v)       words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(vi)       when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded;

(vii)      the term “non-assessable,” when used with respect to any Shares, means that no further sums are required to be paid by the holders thereof in connection with the issue thereof; and

(viii)     except as otherwise provided herein, any reference in this Agreement to $ or US$ means U.S. dollars, the lawful currency of the United States.

(b)          In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Article II

Sale and Purchase of Shares

Section 2.1           Sale and Purchase of Shares. Upon the terms and subject to the conditions set forth herein, at the Closing, each Selling Shareholder shall sell to the Purchaser, and the Purchaser shall purchase from each Selling Shareholder, such number and type of Shares set forth opposite such Selling Shareholder’s name under the heading “Purchased Shares” in Schedule A (the “Purchased Shares” of such Selling Shareholder) and all rights such Selling Shareholder holds related thereto including without limitation those rights pursuant to the Existing Articles and Shareholders Agreement (to the extent such rights are transferable by such Selling Shareholder)(collectively, the “Shareholder Rights”).

Section 2.2           Purchase Price. Subject to the adjustments set forth in Section 2.7, the aggregate purchase price for all Purchased Shares and the Shareholder Rights of all Selling Shareholders (the “Aggregate Purchase Price”) shall be US$1,224,133,467, consisting of an aggregate of US$412,236,992 in cash and an aggregate of 34,039,136 Purchaser Shares to be issued by the Purchaser at the Closing. With respect to each Selling Shareholder, the aggregate purchase price for all Purchased Shares and the Shareholder Rights of such Selling Shareholder (the “Purchase Price” for such Selling Shareholder) shall be in such amount, consisting of such amount of cash (the “Cash Portion of Purchase Price”) and such number of Purchaser Shares (the “Share Portion of Purchase Price”), as set forth opposite such Selling Shareholder’s name under the heading “Purchase Price” in Schedule A.

Section 2.3           Closing Date. Subject to the terms and conditions of this Agreement, the sale and purchase of all Purchased Shares and the Shareholder Rights of all Selling Shareholders as contemplated by this Agreement (the “Closing”) shall take place within three (3) Business Days after the date hereof subject to the satisfaction or valid waiver of each of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) (the date on which the Closing occurs, the “Closing Date”), unless another time, date or place is agreed to in writing by the Purchaser and each Selling Shareholder.

8

Section 2.4           Closing Deliveries by the Selling Shareholders. At the Closing, each Selling Shareholder shall deliver or cause to be delivered:

(a)          to the Purchaser:

(i)          a copy of the instrument of transfer in the form of Exhibit A hereto with respect to the Purchased Shares of such Selling Shareholder, dated the Closing Date and duly executed by such Selling Shareholder (with the original(s) to be delivered to the Purchaser within three (3) business days after the Closing);

(ii)         the original certified true copy of the register of members of the Company, duly certified by the registered office provider of the Company as of the Closing Date, evidencing the ownership by the Purchaser of the Purchased Shares;

(iv)        a copy of the share certificate(s) in the name of the Purchaser, dated as of the Closing Date and duly executed on behalf of the Company, evidencing the ownership by the Purchaser of the Purchased Shares (with the original(s) to be delivered to the Purchaser within three (3) business days after the Closing);

(v)         a copy of the register of directors of the Company, duly certified by the registered office provider of the Company as of the Closing Date, evidencing the appointment of Mr. Jinbo Yao as a director of the Company designated by the Purchaser (the “Purchaser Nominee”);

(vi)        the registration rights agreement in the form of Exhibit B hereto (the “Registration Rights Agreement”), dated the Closing Date and duly executed by such Selling Shareholder that receives any Share Portion of Purchase Price at the Closing;

(vii)       a copy of the resolutions or other internal authorizations duly and validly adopted by the board of directors, shareholders, partners and/or other equivalent corporate organs of such Selling Shareholder evidencing its authorization of the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby; and

(viii) a copy of the confirmation letter in the form of Exhibit E hereto duly executed by each of the Selling Shareholders who will receive any amount as set forth opposite such Selling Shareholder’s name under the heading “Closing Day Payment (Net of Withheld Amount)” in Schedule A.

9

Section 2.5           Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to each Selling Shareholder:

(a)          an amount equal to the Cash Portion of Purchase Price for such Selling Shareholder, less the amount set forth opposite such Selling Shareholder’s name under the heading “Withheld Amount” in Schedule A hereto (the “Withheld Amount” for such Selling Shareholder), by wire transfer of immediately available funds in US$ to the Selling Shareholder Bank Account of such Selling Shareholder, which wire transfer shall be evidenced for purposes of Closing by delivery of a copy of irrevocable wiring instructions to the Selling Shareholder Bank Account of such Selling Shareholder (known as “MT-103” and containing the SWIFT number of such remittances);

(b)          the original certified true copy of the register of members of the Purchaser, dated as of the Closing Date and duly certified by the registered office provider of the Purchaser, evidencing the ownership by such Selling Shareholder of the Share Portion of Purchase Price;

(c)          a copy of the share certificate(s) in the name of such Selling Shareholder, dated as of the Closing Date and duly executed on behalf of the Purchaser, evidencing the ownership by such Selling Shareholder of the Share Portion of Purchase Price (with the original(s) to be delivered to such Selling Shareholder within three (3) business days after the Closing);

(d)          an assumption agreement in the form attached as Exhibit C to the Shareholders Agreement whereby the Purchaser agrees to be bound and become a party to the Shareholders Agreement;

(e)          the Registration Rights Agreement, dated the Closing Date and duly executed by the Purchaser; and

(f)          in the case of Classroom Investments Inc., a confirmation letter in the form attached hereto as Exhibit D.

Section 2.6           Breaching Selling Shareholder. If, at the Closing, any Selling Shareholder fails to fully comply with any of its obligations set forth in Section 2.4 (a “Breaching Selling Shareholder”):

(a)          The Purchaser shall be entitled, at its sole discretion and by written notice to the Selling Shareholders, to (without prejudice to any other rights and remedies that may be available to the Purchaser):

(i)          close the transactions contemplated hereby so far as practicable and consummate the sales and purchases of the Purchased Shares and the Shareholder Rights of the Selling Shareholders other than the Breaching Selling Shareholder(s);

(ii)         defer the Closing to a specified date not more than twenty (20) Business Days after the originally scheduled Closing Date; or

10

(iii)        immediately terminate this Agreement (A) solely with respect to the Breaching Selling Shareholder(s) if the aggregate remaining Selling Shareholders (other than the Breaching Selling Shareholder(s)) collectively are the shareholders of record of thirty-five percent (35%) or more of the outstanding Shares on an as-converted basis and fifty percent (50%) or more of the outstanding Preferred Shares or (B) with respect to all Selling Shareholders if the aggregate remaining Selling Shareholders (other than the Breaching Selling Shareholder(s)) collectively are the shareholders of record of less than (1) thirty-five percent (35%) of the outstanding Shares on an as-converted basis or (2) fifty percent (50%) of the outstanding Preferred Shares.

(b)          In the event that the Purchaser elects to proceed under Section 2.6(a)(i) or Section 2.6(a)(iii), this Agreement shall be deemed to have been duly amended and modified to the extent necessary to exclude the sale and purchase of the Purchased Shares and the Shareholder Rights of the Breaching Selling Shareholder from the transactions contemplated hereby, and the Purchaser shall have no responsibility or liability with respect to any such transaction in respect of such Breaching Selling Shareholder.

(c)          Each Selling Shareholder hereby agrees that, to the extent such Selling Shareholder is a Breaching Selling Shareholder, the Purchaser shall have the right (but not the obligation) to purchase, at any time after the consummation of the sale and purchase contemplated by Section 2.6(b), the Purchased Shares and the Shareholder Rights of such Selling Shareholder for an aggregate purchase price equal to the Purchase Price for such Selling Shareholder (without interest), and otherwise on the terms and conditions (including the arrangements with respect to representations and warranties, covenants and transaction expenses in this Agreement) that would have been applicable to the sale and purchase of the Purchased Shares and the Shareholder Rights of such Selling Shareholder if such sale and purchase had occurred at the Closing.

Section 2.7           Allocation of Purchase Price and Qualified Liquidation Event.

(a)          Each Selling Shareholder hereby irrevocably consents to the allocation of the Aggregate Purchase Price among the Selling Shareholders for their respective Purchased Shares as contemplated by Schedule A, including the adjustments to the Aggregate Purchase Price set forth in this Section 2.7 and on Schedule A.

(b)          In the event of the consummation of a transaction, or a series of transactions, that, either alone or in combination with the sale of the Purchased Shares contemplated by this Agreement (the “Current Transaction”), would constitute a “Liquidation Event” with respect to the Company (as such term is defined in Section 2 of Schedule A of the Existing Articles) in which the Purchaser or its Affiliate(s) participates as a buyer or to which the Purchaser provides its consent and approval (a “Qualified Liquidation Event”), the Purchaser and each Selling Shareholder undertakes and agrees that the distribution and payment of the Preferred Liquidation Premium (which shall be derived for the Qualified Liquidation Event in a manner consistent with the calculation of the Preferred Liquidation Premium for the Current Transaction (as set forth on Schedule A) in the Qualified Liquidation Event) shall be allocated among Trinityville Profit Limited (or its successors or permitted assigns or its or their designee(s)) and the other Selling Shareholders in such Qualified Liquidation Event in a manner consistent with the allocation of the Preferred Liquidation Premium among Trinityville Profit Limited and the other Selling Shareholders in the Current Transaction (as set forth on Schedule A).

(c)          Section 2.7(b) of this Agreement shall terminate in its entirety and be of no further force and effect on the date that is twelve (12) months following the Closing Date unless a definitive agreement has been entered into with respect to a Qualified Liquidation Event on or prior to such date, in which case Section 2.7(b) shall continue to apply to such Qualified Liquidation Event (and any amendments thereto).

11

Article III

Representations and Warranties with respect to Group Companies

A. Each Selling Shareholder (other than Trinityville Profit Limited), severally but not jointly, represents and warrants to the Purchaser the following (from Section 3.1 to Section 3.4), to the Knowledge of such Selling Shareholder:

Section 3.1           Organization and Good Standing. The Company is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as now conducted and is in good standing under the laws of each jurisdiction in which such qualification or authorization is required.

Section 3.2           Capitalization.

(a)          As of the date hereof and the Closing Date, the share capital of the Company consists of:

(i)          135,680,555 authorized Preferred Shares, of which (1) 25,200,590 shares are designated as Series A Preferred Shares, 25,200,590 of which are issued and outstanding; (2) 14,616,620 shares are designated as Series A-1 Preferred Shares, 14,616,620 of which are issued and outstanding; (3) 40,381,300 shares are designated as Series B Preferred Shares, 40,381,300 of which are issued and outstanding; (4) 15,296,364 shares are designated as Series C Preferred Shares, 15,296,364 of which are issued and outstanding; (5) 21,241,560 shares are designated as Series D Preferred Shares, 21,241,560 of which are issued and outstanding; and (6) 18,944,121 shares are designated as Series E Preferred Shares, 18,944,121 of which are issued and outstanding; in each case of (1) through (6), having the rights, privileges and preferences as set forth in the Existing Articles.

(ii)         212,174,158 authorized Ordinary Shares, of which (1) 50,000,000 Ordinary Shares are issued and outstanding, (2) 25,200,590 Ordinary Shares are reserved for issuance upon conversion of the Series A Preferred Shares, (3) 14,616,620 Ordinary Shares are reserved for issuance upon conversion of the Series A-1 Preferred Shares, (4) 40,381,300 Ordinary Shares are reserved for issuance upon conversion of the Series B Preferred Shares, (5) 18,751,201 Ordinary Shares are reserved for issuance upon conversion of the Series C Preferred Shares, (6) 21,241,560 Ordinary Shares are reserved for issuance upon conversion of the Series D Preferred Shares, (7) 18,944,121 Ordinary Shares are reserved for issuance upon conversion of the Series E Preferred Shares, (8) 19,332,530 Ordinary Shares are reserved for issuance pursuant to the Company Share Incentive Plan; 12,488,605 of which have been reserved in respect of options that have been granted and vested as of the Closing; 1,847,166 of which have been reserved in respect of options that have been granted, vested and exercised as of the Closing; and 2,464,924 of which have been reserved in respect of options that have been granted and are unvested as of the Closing, and (9) 3,706,236 Ordinary Shares are reserved for issuance to the chief executive officer of the Company, all of which have been reserved in respect of options that have been granted and are unvested as of the Closing.

12

(b)          As of the Closing, all of the issued and outstanding Preferred Shares and Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable. The ratio of conversion into Ordinary Shares for each of the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares, the Series D Preferred Shares and the Series E Preferred Shares is 1:1, and the ratio of conversion into Ordinary Shares for each of the Series C Preferred Shares is 1:1.22586.

(c)          Except for the Shareholders Agreement and as described in Section 3.2(a), as of the Closing, there are no outstanding Ordinary Shares, Preferred Shares, any other shares or equity of the Company, or any securities convertible into or exercisable or exchangeable for any of the foregoing, or any other options, warrants, subscriptions, or other rights, proxy or shareholders agreements or Contracts of any kind to which the Company is a party, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel the Company to issue, repurchase or redeem any shares or other securities of the Company. Except as contemplated by the Transaction Documents and the Shareholders Agreement, such Selling Shareholder is not a party or subject to any Contract that affects or relates to the voting or giving of consents with respect to, the currently outstanding securities of the Company or any securities issuable upon exercise or conversion of its currently outstanding securities.

Section 3.3           Group Companies. Schedule C hereto sets forth a complete and accurate list, as of August 8, 2014, of the Group Companies (other than the Company) and, for each such Group Company, its name, the jurisdiction in which it is incorporated or organized, the names of its shareholders and the amount of share capital or other equity interest in such Group Company held by each such shareholder.

Section 3.4           Financial Statements. True copies of the consolidated unaudited balance sheets, income statements and statements of cash flow of the Group Companies, as provided by the Company, for the fiscal year ended December 31, 2014 (December 31, 2014 is hereinafter referred to as the “Balance Sheet Date”) of the Company have been delivered by the Selling Shareholders to the Purchaser (the “Financial Statements”).

B. Trinityville Profit Limited and the Founder hereby jointly and severally represent and warrant to the Purchaser the following (from Section 3.5 to Section 3.9):

Section 3.5          Organization and Good Standing. The Company is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as now conducted and is in good standing under the laws of each jurisdiction in which such qualification or authorization is required.

13

Section 3.6           Capitalization.

(a)          As of the date hereof and the Closing Date, the share capital of the Company consists of:

(i)          135,680,555 authorized Preferred Shares, of which (1) 25,200,590 shares are designated as Series A Preferred Shares, 25,200,590 of which are issued and outstanding; (2) 14,616,620 shares are designated as Series A-1 Preferred Shares, 14,616,620 of which are issued and outstanding; (3) 40,381,300 shares are designated as Series B Preferred Shares, 40,381,300 of which are issued and outstanding; (4) 15,296,364 shares are designated as Series C Preferred Shares, 15,296,364 of which are issued and outstanding; (5) 21,241,560 shares are designated as Series D Preferred Shares, 21,241,560 of which are issued and outstanding; and (6) 18,944,121 shares are designated as Series E Preferred Shares, 18,944,121 of which are issued and outstanding; in each case of (1) through (6), having the rights, privileges and preferences as set forth in the Existing Articles.

(ii)         212,174,158 authorized Ordinary Shares, of which (1) 50,000,000 Ordinary Shares are issued and outstanding, (2) 25,200,590 Ordinary Shares are reserved for issuance upon conversion of the Series A Preferred Shares, (3) 14,616,620 Ordinary Shares are reserved for issuance upon conversion of the Series A-1 Preferred Shares, (4) 40,381,300 Ordinary Shares are reserved for issuance upon conversion of the Series B Preferred Shares, (5) 18,751,201 Ordinary Shares are reserved for issuance upon conversion of the Series C Preferred Shares, (6) 21,241,560 Ordinary Shares are reserved for issuance upon conversion of the Series D Preferred Shares, (7) 18,944,121 Ordinary Shares are reserved for issuance upon conversion of the Series E Preferred Shares, (8) 19,332,530 Ordinary Shares are reserved for issuance pursuant to the Company Share Incentive Plan; 12,488,605 of which have been reserved in respect of options that have been granted and vested as of the Closing; 1,847,166 of which have been reserved in respect of options that have been granted, vested and exercised as of the Closing; and 2,464,924 of which have been reserved in respect of options that have been granted and are unvested as of the Closing, and (9) 3,706,236 Ordinary Shares are reserved for issuance to the chief executive officer of the Company, all of which have been reserved in respect of options that have been granted and are unvested as of the Closing.

(b)          As of the Closing, all of the issued and outstanding Preferred Shares and Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable. The ratio of conversion into Ordinary Shares for each of the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares, the Series D Preferred Shares and the Series E Preferred Shares is 1:1, and the ratio of conversion into Ordinary Shares for each of the Series C Preferred Shares is 1:1.22586.

(c)          Except for the Shareholders Agreement and as described in Section 3.6(a), as of the Closing, there are no outstanding Ordinary Shares, Preferred Shares, any other shares or equity of the Company, or any securities convertible into or exercisable or exchangeable for any of the foregoing, or any other options, warrants, subscriptions, or other rights, proxy or shareholders agreements or Contracts of any kind to which the Company is a party, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel the Company to issue, repurchase or redeem any shares or other securities of the Company. Except as contemplated by the Transaction Documents and the Shareholders Agreement, none of Trinityville Profit Limited, the Founder and the Group Companies is a party or subject to any Contract that affects or relates to the voting or giving of consents with respect to, the currently outstanding securities of the Company or any securities issuable upon exercise or conversion of its currently outstanding securities.

14

Section 3.7           Group Companies.

(a)          Schedule C hereto sets forth a complete and accurate list of the Group Companies (other than the Company) and, for each such Group Company, its name, the jurisdiction in which it is incorporated or organized, the names of its shareholders and the amount of share capital or other equity interest in such Group Company held by each such shareholder. Each such Group Company (i) is a duly organized and validly existing company or other entity and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or organization; (ii) is duly qualified or authorized to do business in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization; and (iii) has all requisite corporate or entity power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b)          All the outstanding share capital, registered capital or other equity interest of each Group Company is validly issued, fully paid and non-assessable and are owned free and clear of all Liens (other than any Liens created under the Control Documents). Except pursuant to the Control Documents, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or Contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel any of the Group Companies (other than the Company) to issue, repurchase or redeem any share or other securities of any Group Company (other than the Company). Except as pursuant to the Control Documents, no Group Company (other than the Company) is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the registration of, any share or other securities of any Group Company (other than the Company).

(c)          (i) The Company has effective Control of the Domestic Companies and is the sole beneficiary of the Domestic Companies, (ii) all shareholders of the Domestic Companies have been in compliance with the terms of the Control Documents, (iii) the Control Documents are adequate to enable the financial statements of the Domestic Companies to be consolidated with those of the other Group Companies in accordance with the Applicable Accounting Standard and (iv) other than with respect to Beijing Zhi Mo Si Management Consulting Co., Ltd. and Beijing Rui Yi Car Service Co., Ltd., the pledge over the entire equity interests of the Domestic Companies in favor of the applicable Group Company (other than the Domestic Companies) has been duly registered with the competent Government Authority.

Section 3.8           Financial Statements.

(a)          The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Group Companies, (ii) present fairly in all material respects the consolidated financial condition and results of operations of the Group Companies as of the dates thereof and for the periods covered thereby and (iii) have been prepared in accordance with Applicable Accounting Standards applied on a basis consistent with the past practices of the Group Companies subject to normal recurring year-end adjustments and the absence of notes.

15

(b)          No Group Company has any Liabilities other than (i) Liabilities that are required to be and have been reflected or reserved in the Financial Statements, and (ii) Liabilities incurred in the ordinary course of business after the Balance Sheet Date which do not and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 3.9           Compliance with Laws and Other Instruments.

(a)          Each Group Company is, and at all times has been, in compliance in all material respects with all Laws and Orders that are applicable to it or to the conduct or operation of the Business or the ownership or use of any of its properties and assets.

(b)          None of the Group Companies is in violation of its business license, memorandum of association or articles of association, shareholders agreement, as appropriate, or equivalent constitutive documents as in effect.

(c)          Each Group Company is, and at all times has been, in compliance with all applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), money laundering, sanctions or export controls.

Article IV

Representations and Warranties with Respect to Selling Shareholders

Each Selling Shareholder represents and warrants, severally and not jointly and in respect of itself only (and not in respect of any other Selling Shareholder), to the Purchaser each of the statements contained in this Article IV.

Section 4.1           Capacity. Such Selling Shareholder is duly organized, validly existing and in good standing under the Laws of the place of its incorporation or formation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 4.2           Authorization. Such Selling Shareholder has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Selling Shareholder is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which such Selling Shareholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Selling Shareholder. This Agreement has been, and each of the other Transaction Documents to which such Selling Shareholder is a party will be at or prior to the Closing, duly and validly executed and delivered by such Selling Shareholder and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the other Transaction Documents to which such Selling Shareholder is a party will constitute, the legal, valid and binding obligations of such Selling Shareholder, enforceable against it in accordance with their respective terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

16

Section 4.3           Conflicts; Consents of Third Parties.

(a)          None of the execution, delivery and performance by such Selling Shareholder of this Agreement or the other Transaction Documents to which such Selling Shareholder is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by such Selling Shareholder with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), any provision of (i) the memorandum and articles of association or comparable organizational documents of such Selling Shareholder, (ii) the Existing Articles or the memorandum and articles of association or comparable organizational documents of any other Group Company, (iii) any Law or Order applicable to such Selling Shareholder or (iv) any Contract to which such Selling Shareholder is a party or by which such Selling Shareholder or its property or assets is bound or result in the acceleration of any material obligation under any Contract.

(b)          No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required in connection with the execution and delivery of this Agreement or the other Transaction Documents or the compliance by such Selling Shareholder with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

Section 4.4           Ownership and Transfer of Shares. Such Selling Shareholder is the record and beneficial owner of the Purchased Shares of such Selling Shareholder, free and clear of all Liens other than Permitted Liens. Such Selling Shareholder has the power to sell, transfer, assign and deliver its Purchased Shares as provided in this Agreement and, upon transfer and delivery of such Purchased Shares to the Purchaser and payment therefor in accordance with this Agreement, subject only to the entry of the name of the Purchaser as the holder of such Purchased Shares in the register of members of the Company, such transfer and delivery will convey to the Purchaser good and marketable title to such Purchased Shares, free and clear of all Liens other than Permitted Liens. Each Purchased Share of such Selling Shareholder is duly authorized, validly issued, fully paid and non-assessable.

Section 4.5           No Litigation. No Legal Proceedings are pending with respect to its Purchased Shares or such Selling Shareholder or any of its Affiliates which questions the validity of the Transaction Documents, the right of such Selling Shareholder to enter into the Transaction Documents to which such Selling Shareholder is a party, the rights and obligations of such Selling Shareholder to consummate the transactions contemplated by such Transaction Documents, or which would reasonably be expected to prohibit or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.6           Brokers. No broker, finder or investment banker is entitled to receive from the Purchaser or, to the Knowledge of such Selling Shareholder, any Group Company any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of such Selling Shareholder.

17

Section 4.7           Accuracy of Disclosure. True and complete copies of the Existing Articles and the Shareholders Agreement, which are in full force and effect as of the date hereof and as of immediately prior to the Closing, have been furnished to the Purchaser, and such documents have not been amended or restated in any way since the date thereof.

Section 4.8           Private Placement; Non-U.S. Person. Such Selling Shareholder (if such Selling Shareholder will receive any Share Portion of Purchase Price at the Closing) understands that (a) the Share Portion of Purchase Price has not been registered under the Securities Act or any state securities Law and (b) the Share Portion of Purchase Price may not be sold unless such disposition is registered under the Securities Act and applicable state securities Law or is exempt from registration thereunder. Such Selling Shareholder (if such Selling Shareholder will receive any Share Portion of Purchase Price at the Closing) represents that it is either: (i) an institutional “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) or (ii) not a U.S. Person and is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

Section 4.9           No Other Representation. Other than the representations and warranties explicitly set forth in Articles III and IV of this Agreement and the representations and warranties in the other Transaction Documents, such Selling Shareholder is not making any other representations and warranties to the Purchaser in connection with the transactions contemplated by this Agreement.

Article V

Representations and Warranties of Purchaser

The Purchaser represents and warrants to the Selling Shareholders each of the statements contained in this Article V.

Section 5.1           Organization and Good Standing. The Purchaser is duly organized, validly existing and in good standing under the Laws of the Cayman Islands, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 5.2           Authorization. The Purchaser has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Purchaser is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and each of the other Transaction Documents to which the Purchaser is a party will be at or prior to the Closing, duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the other Transaction Documents to which the Purchaser is a party will constitute, the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

18

Section 5.3           Conflicts; Consents of Third Parties

(a)          None of the execution, delivery and performance by the Purchaser of this Agreement or the other Transaction Documents to which the Purchaser is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by the Purchaser with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), any provision of (i) the memorandum and articles of association of the Purchaser (the “Purchaser Articles”), (ii) any Law or Order applicable to the Purchaser or (iv) any Contract to which the Purchaser is a party or by which the Purchaser or its property or assets is bound or result in the acceleration of any material obligation under any Contract except to the extent such violation or default would not have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated herein.

(b)          No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required in connection with the execution and delivery of this Agreement or the other Transaction Documents or the compliance by the Purchaser with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for the registration with the SEC contemplated by the Registration Rights Agreement and a supplemental listing application to the New York Stock Exchange.

Section 5.4           Purchaser Shares; Valid Issuance. The Purchaser Shares to be issued pursuant to this Agreement will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable assuming the accuracy of the representations and warranties made by the Selling Shareholders in Section 4.8 of this Agreement and American depositary shares representing the Purchaser Shares are expected to be eligible for trading on the New York Stock Exchange.

Section 5.5           Capitalization.

(a)          As of March 31, 2015, the entire share capital of the Purchaser consists of 5,000,000,000 authorized ordinary shares, par value US$0.00001 per share, of which (1) 4,800,000,000 shares are designated as Class A Ordinary Shares, (a) 107,140,626 of which are issued and outstanding and (b) 25,618,853 of which are reserved for issuance pursuant to the Purchaser’s share incentive plans, 3,339,826 of which have been granted and outstanding and are vested as of March 31, 2015, and (2) 200,000,000 shares of which are designated as Class B Ordinary Shares, 74,500,479 of which are issued and outstanding; in either case of (1) or (2), having the rights, privileges and preferences as set forth in the Purchaser Articles. All of the issued and outstanding ordinary shares of the Purchaser are duly authorized, validly issued, fully paid and non-assessable.

(b)          As of March 31, 2015, there are no outstanding ordinary shares, preferred shares, any other shares or equity of the Purchaser, or any securities convertible into or exercisable or exchangeable for any of the foregoing, or any other options, warrants, subscriptions, or other rights, proxy or shareholders agreements or Contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel the Purchaser to issue, repurchase or redeem any shares or other securities of the Purchaser.

19

Section 5.6           SEC Filings; Financial Statements; Compliance.

(a)          The Purchaser has filed with or furnished to the SEC, as applicable, all reports, forms and other filings required to be filed with or furnished to the SEC by the Purchaser since November 1, 2013 pursuant to the Securities Act or the Securities Exchange Act (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “SEC Documents”).  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):  (i) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)          The consolidated financial statements contained in the SEC Documents:  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present in all material respects the consolidated financial position of the Purchaser and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of Purchaser and its consolidated subsidiaries for the periods covered thereby.

(c)          The Purchaser is and has conducted its business (and each of its subsidiaries is and has conducted its business) in compliance with applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), money laundering, sanctions or export controls, except as disclosed in the SEC Documents.

Section 5.7           Brokers. No broker, finder or investment banker is entitled to receive from any Selling Shareholder or Group Company any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Purchaser.

Section 5.8           Shareholder Arrangements. Except as set forth herein or in any other Transaction Document or as otherwise disclosed to each Selling Shareholder, neither Purchaser nor any of its Affiliates is a party to any Contract, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any Selling Shareholder or any of their respective Affiliates relating to this Agreement, the Current Transaction or any other transactions contemplated by this Agreement.

Section 5.9           No Other Representation. Other than the representations and warranties explicitly set forth in this Article V and the representations and warranties contained in the other Transaction Documents, the Purchaser is not making any other representations and warranties to the Selling Shareholders in connection with the transactions contemplated by this Agreement.

20

Article VI

Covenants and Additional Agreements

Section 6.1           Further Assurances. Each Party shall use its reasonable best efforts to take all actions necessary or advisable and do all things (including to execute and deliver documents and other papers) necessary or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.2           Confidentiality and Publicity.

(a)          Each Party agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all confidential or proprietary information with respect to the other Parties, the Business or the Group Companies or relating to the transactions contemplated hereby, (ii) in the event that any Party or any agent, representative, Affiliate, employee, officer or director of such Party becomes legally compelled to disclose any such information (except for the information that is required to be disclosed in the Purchaser’s filing or reporting with the SEC as required under applicable securities law, including the Purchaser’s annual report on Form 20-F), provide the relevant Party with prompt written notice of such requirement so that the relevant Party may seek a protective order or other remedy or waive compliance with this Section 6.2(a), and (iii) in the event that such protective order or other remedy is not obtained, or the relevant Party waive compliance with this Section 6.2(a), furnish only that portion of such confidential information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this Section 6.2(a) shall not apply to any information that, at the time of disclosure, is in the public domain and was not disclosed in breach of this Agreement by such Party or any of its agents, representatives, Affiliates, employees, officers or directors.

(b)          No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser (in the case of a proposed release or announcement by any Selling Shareholder) or of the Selling Shareholders (in the case of a proposed release or announcement by the Purchaser), unless otherwise required by Law or Government Authority.

Section 6.3           Tax Filing.

(a)          The Purchaser shall withhold the Withheld Amount from the Purchase Price payable to the Selling Shareholders and set aside such amount in an interest bearing account as a separate pool of funds (together with the interest earned thereon, if any, the “Withheld Funds”) for the purposes set forth in this Section 6.3. The Purchaser shall maintain a ledger for the Withheld Funds showing the Withheld Funds for each Selling Shareholder individually. Unless expressly permitted hereunder, the Purchaser shall not utilize any of such the Withheld Funds without the prior written approval by the affected Selling Shareholders. The Withheld Funds shall be withheld by the Purchaser for a period that ends on the second (2nd ) anniversary of the Closing Date (the “Withhold Expiration Date”).

(b)          The Parties hereby acknowledge, covenant and agree that (i) the Purchaser shall have no obligation to pay any Tax of any nature that is required by applicable Law to be paid by any Selling Shareholder or its Affiliates or their respective direct and indirect partners, members and shareholders arising out of the transactions contemplated by this Agreement and the other Transaction Documents, and (ii) each Selling Shareholder agrees to bear and pay any Tax of any nature that is required by applicable Laws to be paid by it arising out of the transactions contemplated by this Agreement and the other Transaction Documents.

21

(c)          Each of the Selling Shareholders shall, at its own expense, as soon as possible within thirty (30) days following the Closing Date (and in any event within the period required by Circular 7), duly and properly make with the applicable PRC Taxing Authority (being the PRC Taxing Authority to which such filings are to be made pursuant to applicable Law) (the “Relevant PRC Tax Authority”) the relevant Tax filings and disclosures that are required by (and shall make such filings and disclosures in accordance with the requirements of) applicable Law (including Circular 7) in connection with the transactions contemplated by this Agreement and the other Transaction Documents. After such Tax filing, each Selling Shareholder agrees to use its commercially reasonable efforts to promptly submit all documents supplementally requested by the Relevant PRC Tax Authority in connection with such Tax filing, and give regular updates to the Purchaser as to the determination (and delivers to the Purchaser assessment notices, if any, issued by the Relevant PRC Tax Authority in connection with such determination).

(d)          To the extent that any Selling Shareholder is determined by the Relevant PRC Tax Authority to be required by applicable Law (including Circular 7) to pay Taxes in connection with the transactions contemplated by this Agreement and the other Transaction Documents (the “Selling Taxes”), the Purchaser shall, within such period of time as required by the Relevant PRC Tax Authority, (i)(A) promptly upon receipt of a written request from such Selling Shareholder together with reasonable supporting documentation, release an amount equal to the Selling Taxes out of the Withheld Funds for such Selling Shareholder to pay the Relevant PRC Tax Authority or (B) if no such request is received by the Purchaser, pay such Selling Taxes out of the Withheld Amount for such Selling Shareholder in the Withheld Funds(in each case, the paying party shall provide the other, as soon as reasonably practicable, with evidence that such Selling Taxes have been paid in the form of a receipt of payment issued by the Relevant PRC Tax Authority), and (ii) the Withheld Amount for such Selling Shareholder in the Withheld Funds shall be deemed to have been reduced by the amount of (x) funds released to such Selling Shareholder for the payment of the Selling Taxes or (y) the Selling Taxes paid on behalf of such Selling Shareholder.

(e)          To the extent that the Withheld Amount for any Selling Shareholder is less than the amount of the Selling Taxes that such Selling Shareholder is required by the Relevant PRC Tax Authority to pay, such Selling Shareholder shall, within such period of time as required by the Relevant PRC Tax Authority, pay the portion of the Selling Taxes that exceeds the Withheld Amount, and shall provide such Purchaser, as soon as reasonably practicable, with evidence that such Selling Taxes have been paid in the form of a receipt of payment issued by the Relevant PRC Tax Authority.

(f)          (i) If the Tax obligations of a Selling Shareholder has been fully settled pursuant to Section 6.3 prior to the Withhold Expiration Date and if there is any remaining Withheld Amount in the Withheld Funds, the Purchaser shall, promptly after receiving a formal receipt of Tax payment and full settlement issued by the Relevant PRC Tax Authority but in any event no later than thirty (30) days after it receives such receipt, release such relevant remaining Withheld Amount attributable to such Selling Shareholder together with interest earned thereon, if any, by wire transfer of immediately available funds to its Selling Shareholder Bank Account; (ii) if there is any remaining Withheld Amount in the Withheld Funds as of the close of business on the Withhold Expiration Date, the Purchaser shall, promptly after the Withhold Expiration Date but in any event no later than thirty (30) days after the Withhold Expiration Date release such remaining Withheld Amount to such Selling Shareholder by wire transfer of immediately available funds to its Selling Shareholder Bank Account.

22

(g)          For the avoidance of doubt, the foregoing provisions of Section 6.3 shall apply to the part of Preferred Liquidation Premium paid to each of the Selling Shareholders in the case of a Qualified Liquidation Event, if any, pursuant to Section 2.7, and the Withheld Amount with respect to such Selling Shareholder shall be updated at that time to include such amount to be withheld in the event of a Qualified Liquidation Event as set forth on Schedule A, and the Withhold Expiration Date with respect to such part of Withheld Amount shall be the second (2nd ) anniversary of the closing date of the Qualified Liquidation Event.

Section 6.4           Lock-up. Each of the Selling Shareholders who will receive Purchaser Shares as part or all of the Purchase Price for the Purchased Shares and the Shareholder Rights of such Selling Shareholder at the Closing shall not, directly or indirectly, Transfer any portion or interest of the Purchaser Shares acquired hereunder, without the prior written consent of the Purchaser for a period of twelve (12) months following the Closing Date; provided, however, that the foregoing lock-up period for Classroom Investments Inc., Chan Kei Lim, LT Growth Investment IV Limited and Nokia Growth Partners II L.P., who will receive at least fifty percent (50%) of the Purchase Price in immediately available funds as provided on Schedule A shall be six (6) months. Any purported sale, transfer, pledge, encumbrance, assignment, loan or disposition of the Purchaser Shares in violation of the foregoing sentence without the prior written consent of the Purchaser shall be null and void.

Section 6.5           Pre-Closing Notifications. Prior to the date of this Agreement, each Selling Shareholder has delivered to the Purchaser a written statement, duly executed by an authorized signatory of such Selling Shareholder, setting forth with respect to each Selling Shareholder, details of a bank account or bank accounts designated by such Selling Shareholder at a bank or banks capable of receiving international wires in US$ for purposes of receiving the payment of the Purchase Price for such Selling Shareholder at the Closing (each such account, the “Selling Shareholder Bank Account” of such Selling Shareholder). Each Selling Shareholder hereby agrees, acknowledges and confirms that any amount of payment by or on behalf of the Purchaser into the Selling Shareholder Bank Account of such Selling Shareholder shall constitute full performance and discharge of the Purchaser’s obligation, as applicable, to pay such amount to such Selling Shareholder under this Agreement.

Section 6.6           Purchaser Board of Directors.

(a)          From and after the closing of a Liquidation Event (as such term is defined in Section 2 of Schedule A of the Exiting Articles) or a Qualified Liquidation Event, Glee Investment Limited (“Carlyle”) shall have the right, in its sole discretion, to designate one individual (the “Carlyle Designee”) to serve as a member of the board of directors of the Purchaser (the “Purchaser Board”). Subject to the foregoing, upon receiving a written notice designating the Carlyle Designee from Carlyle, the Purchaser shall, by a resolution of its directors passed in accordance with the Purchaser Articles and applicable Law, promptly cause the appointment of such Carlyle Designee to the Purchaser Board.

23

(b)          As long as Carlyle has the right to appoint a member to the Purchaser Board pursuant to Sections 6.6(a) and (d), in the event of (i) the resignation, death, removal or other disqualification of the Carlyle Designee pursuant to the Purchaser Articles or (ii) the removal of the Carlyle Designee by Carlyle pursuant to this Section 6.6, Carlyle shall have the right, in its sole discretion, to designate another individual to serve as a member of the Purchaser Board. Upon receiving a written notice designating such replacement Carlyle Designee from Carlyle, the Purchaser shall, by a resolution of its directors passed in accordance with the Purchaser Articles and applicable Law, promptly cause the appointment of such Carlyle Designee to the Purchaser Board.

(c)          As long as Carlyle has the right to appoint a member to the Purchaser Board pursuant to Sections 6.6(a) and (d), Carlyle shall have the right to request the removal of the Carlyle Designee from the Purchaser Board at any time in its sole discretion. Upon receiving a written notice requesting such removal from Carlyle, the Purchaser shall, by a resolution of its directors passed in accordance with the Purchaser Articles and applicable Law, promptly cause the removal of such Carlyle Designee from the Purchaser Board. The Purchaser shall procure that the Carlyle Designee is not otherwise removed from the Board except as required by the Purchaser Articles or applicable Law. The removal of a Carlyle Designee shall not affect Carlyle’s right to designate another Carlyle Designee pursuant to this Section 6.6.

(d)          The rights of Carlyle set forth in this Section 6.6 shall terminate at such time as (i) Carlyle ceases to beneficially own directly or indirectly at least 80% of the Purchaser Shares issued by the Purchaser to Carlyle at the Closing (or American Depositary Shares representing an equivalent number of Purchaser Shares), or (ii) Carlyle permits any issuance or direct or indirect transfer of equity interest in itself (other than to its direct shareholders as of the date hereof).

Section 6.7           Conduct of Business After Closing.

(a)          During the period from the date of the Closing and continuing until the date that is six (6) months following the Closing, except to the extent that Selling Shareholders shall otherwise consent in writing or as specifically contemplated by this Agreement, the Purchaser shall not, directly or indirectly, exercise any of the veto rights of the Preferred Shares set forth in Section 7.2(a) of the Shareholders Agreement or in Section 6(a) of Schedule A to the Existing Articles.

(b)          During the period from the date of the Closing and continuing until the date that is six (6) months following the Closing, except to the extent that the Purchaser shall otherwise consent in writing or as specifically contemplated by this Agreement, the Selling Shareholders shall not, in their capacity as shareholders of the Company or otherwise, and shall not cause or permit the Company to, directly or indirectly, authorize, do, or propose to do, any of the following without the prior written consent of the Purchaser:

(i)          conduct financing activities and/or raise money through any methods, including issuing equity, instrument convertible or exercisable for equity, convertible debt and/or debt, through private placements, public offerings, bank or third-party financing, capital markets transaction or any other form

24

(ii)         amend or alter the Shareholders Agreement in a way that is reasonably likely to dilute the Purchaser’s interest in the Company or otherwise impacts adversely the rights and benefits of the Purchaser as a shareholder under Shareholders Agreement

(iii)        adopt or propose any change to, or vote in favor of any proposal submitted to shareholders of the Company providing for the adoption of any change to, the Company’s memorandum and articles of association, which change is reasonably likely to dilute the Purchaser’s interest in the Company or otherwise impacts adversely the rights and benefits of the Purchaser as a shareholder of the Company; or

(iv)        take any action of any kind, including any of the matters listed in Section 6.7(b)(i), that would have the effect of diluting the Purchaser’s equity interest in the Company (with the exception of any shares issued pursuant to the Company’s share option plan or upon conversion of the Preferred Shares).

If the Selling Shareholders violate any of the covenants set forth in this Section 6.7(b) and fail to cure any such default within five (5) Business Days following notice thereof, the Purchaser shall have the ability to exercise its rights under Section 6(a) of Schedule A to the Existing Articles and Section 7(a) of the Shareholders Agreement.

(c)          The Selling Shareholders hereby waive any application of the Shareholders Agreement to the transactions contemplated by this Agreement. In addition, promptly following the Closing and in any event within fifteen (15) Business Days following the Closing, the Selling Shareholders and the Purchaser shall take all necessary action and execute all necessary consents to amend the Shareholders Agreement to remove Section 5.7 thereof.

(d)          Promptly after the Closing, each of the Selling Shareholders and the Purchaser shall (A) amend the Shareholders Agreement, (B) adopt or propose any change to, or vote in favor of any proposal submitted to shareholders of the Company providing for the adoption of any change to, the Existing Articles, and (C) use its reasonable best efforts to take all other actions necessary or advisable and do all other things (including to execute and deliver documents and other papers) necessary or advisable, and cause the Company, to procure the following:

(i)          the Purchaser shall have the right, in its sole discretion, to designate one individual (the “Purchaser Nominee”) to serve as a member of the board of directors of the Company (the “Company Board”). Upon receiving a written notice designating the Purchaser Nominee from the Purchaser, the Company shall, by a resolution of its directors passed in accordance with the Company’s memorandum and articles and applicable Law, promptly cause the appointment of such Purchaser Nominee to the Company Board.

25

(ii)         in the event of (A) the resignation, death, removal or other disqualification of the Purchaser Nominee pursuant to the Company’s memorandum and articles or (B) the removal of the Purchaser Nominee by the Purchaser pursuant to the clause (i) above, the Purchaser shall have the right, in its sole discretion, to designate another individual to serve as a member of the Company Board. Upon receiving a written notice designating such replacement Purchaser Nominee from the Purchaser, the Company shall, by a resolution of its directors passed in accordance with the Company’s memorandum and articles and applicable Law, promptly cause the appointment of such Purchaser Nominee to the Company Board.

(iii)        the Purchaser shall have the right to request the removal of the Purchaser Nominee from the Company Board at any time in its sole discretion. Upon receiving a written notice requesting such removal from the Purchaser, the Company shall, by a resolution of its directors passed in accordance with the Company’s memorandum and articles and applicable Law, promptly cause the removal of such Purchaser Nominee from the Company Board.  The Company shall procure that the Purchaser Nominee is not otherwise removed from the Board except as required by the Company’s memorandum and articles or applicable Law. The removal of a Purchaser Nominee shall not affect the Purchaser’s right to designate another Purchaser Nominee pursuant to the clause (i) above.

Section 6.8           Additional Undertakings.

(a)          New Company Options. Promptly following the Closing, the Selling Shareholders and the Purchaser shall take all necessary corporate action, including the adoption of necessary board and/or shareholder resolutions and consents to cause the Company to grant Trinityville Profit Limited additional options to purchase Ordinary Shares of the Company representing 4.5% of the fully diluted share capital of the Company as of immediately prior to such option grant (the “New Company Options”), such New Company Options to vest upon the closing of a Qualified Liquidation Event. In the event that Section 2.7(b) of this Agreement has terminated by its terms, the Parties agree that (i) the New Company Options shall terminate and be of no further force and effect, and (ii) the resulting reverse dilution shall be spread pro rata among the Selling Shareholders (including Trinityville Profit Limited) only. The Selling Shareholders and the Purchaser agree to effect such share transfers and/or new issuances of Company Ordinary Shares as are necessary to effect the foregoing principle.

(b)          Liquidity Based Options. Promptly following the Closing, the Selling Shareholders and the Purchaser shall take all necessary corporate action, including the adoption of necessary board and/or shareholder resolutions and consents to cause the Company to effect the full acceleration of (i) the vesting of the 3,706,236 Ordinary Shares of the Company subject to the previously granted option to the Founder (the “Liquidity Based Options”) and (ii) the vesting of a certain portion of the 2,464,924 Ordinary Shares of the Company subject to previously granted options to certain key management to be determined by the Founder, in each case, such acceleration to take effect upon the closing of a Qualified Liquidation Event.

26

(c)          Co-Sale Rights. If, at any time within twelve (12) months after the Closing, any additional Shares are proposed to be acquired by or on behalf of the Purchaser or any of its Affiliates (other than the Group Companies), the Purchaser or such Affiliate shall offer to purchase a pro rata percentage of the Shares held by the Selling Shareholders after the Closing on identical terms which shall be offered to all of the Selling Shareholders on a basis consistent with the terms and conditions for the Current Transaction, including at a purchase price which represents an implied valuation of the Company which is not less than the equity valuation of the Company implied by the Current Transaction, and subject to Section 2.7 of this Agreement. No Selling Shareholder may sell any Shares to the Purchaser or any of its Affiliates unless the preceding obligations of this Section 6.8(c) have been complied with.

(d) Pledges Over Domestic Companies. Following the Closing, Trinityville Profit Limited and the Founder shall use their commercially reasonable efforts to cause the pledges over the entire equity interests of Beijing Zhi Mo Si Management Consulting Co., Ltd. and Beijing Rui Yi Car Service Co., Ltd. in favor of the applicable Group Company(ies) (other than the Domestic Companies) to be duly registered with the competent Government Authority as soon as reasonably practicable.

Section 6.9           Shareholders Resolutions to Appoint New Director. The Selling Shareholders, being all the shareholders of the Company, hereby adopt unanimous resolutions as set forth on Schedule E (the “Shareholders Resolutions”) and acknowledge and agree that their execution of this Agreement shall be deemed as signing and adopting the Shareholders Resolutions.

Article VII

Conditions to Closing

Section 7.1           Conditions Precedent to Obligations of the Purchaser. Subject to Section 2.6, the obligation of the Purchaser to consummate the transactions contemplated by this Agreement with respect to any particular Selling Shareholder is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions with respect to that particular Selling Shareholder (any or all of which may be waived by the Purchaser, in its sole discretion, in whole or in part to the extent permitted by applicable Law):

(a)          the representations and warranties of the relevant Selling Shareholder set forth in Article III and Article IV shall be true and correct in all respects as of the Closing, except to the extent such representations and warranties relate to another date (in which case such representations and warranties shall be true and correct in all respects as of such other date with the same force and effect as if made as of such other date); and

(b)          the relevant Selling Shareholder shall have performed and complied with each of the obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

27

Section 7.2           Conditions Precedent to Obligations of the Selling Shareholders. The obligations of the Selling Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by each Selling Shareholder in its sole discretion in whole or in part to the extent permitted by applicable Law):

(a)          the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all respects as of the Closing, except to the extent such representations and warranties relate to another date (in which case such representations and warranties shall be true and correct in all respects as of such other date with the same force and effect as if made as of such other date); and

(b)          the Purchaser shall have performed and complied with each of the obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

Article VIII

Indemnification

Section 8.1           Survival of Representations, Warranties and Covenants. The representations and warranties of each Party contained in this Agreement shall survive the Closing until the date that is twenty-four (24) months following the Closing Date. The covenants and other agreements of each Party contained in this Agreement shall survive the Closing until fully discharged in accordance with their terms, except for those covenants and agreements which shall be complied with or discharged prior to the Closing in accordance with the terms of this Agreement. If written notice of a claim for indemnification has been given in accordance with Section 8.2 prior to the time at which the applicable representations, warranties, covenants or other agreements would otherwise terminate pursuant to the foregoing, then the relevant representations, warranties, covenants or other agreements shall survive such time as to such claim, until such claim has been finally resolved. Neither the period of survival nor the liability of the Selling Shareholders with respect to their respective representations, warranties, covenants and agreements shall be reduced by any investigation made at any time by or on behalf of the Purchaser.

Section 8.2           Indemnification.

(a)          Indemnification by Selling Shareholders. From and after the Closing, each of the Selling Shareholders (other than Trinityville Profit Limited) shall, severally but not jointly, indemnify, defend and hold harmless the Purchaser and its Affiliates and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Purchaser Indemnitees”) from and against all Liabilities, losses, damages, diminution in value, claims, costs and expenses (including reasonable attorneys’ fees and expenses incurred in connection with the investigation or defense of any of the same or in responding to or cooperating with any governmental investigation), interest, awards, judgments, fines and penalties suffered or incurred by the Purchaser Indemnitees (in each case, whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party Claims) (hereinafter “Purchaser Losses”) arising out of or relating to:

(i)          the failure of (A) any of the representations or warranties in Article III.A and Article IV made herein by such Selling Shareholder as of the date hereof to be true and accurate when made or as of the Closing with the same force and effect as if made as of the Closing or (B) any of the representations or warranties in Article III.A and Article IV made herein by such Selling Shareholder as of another date herein to be true and accurate as of such date;

28

(ii)         any breach or violation of, or failure to perform, any covenants or agreements in Article VI made herein by such Selling Shareholder; or

(iii)        the failure to locate and deliver the original share certificate(s) representing the Purchased Shares of such Selling Shareholder.

(b)          Indemnification by Trinityville Profit Limited and the Founder. From and after the Closing, each of Trinityville Profit Limited and the Founder shall, severally and jointly, indemnify, defend and hold harmless the Purchaser Indemnitees from and against all Purchaser Losses arising out of or relating to:

(i)          the failure of (A) any of the representations or warranties in Article III.B and Article IV made herein by Trinityville Profit Limited and the Founder as of the date hereof to be true and accurate when made or as of the Closing with the same force and effect as if made as of the Closing or (B) any of the representations or warranties in Article III.B and Article IV made herein by Trinityville Profit Limited and the Founder as of another date herein to be true and accurate as of such date; or

(ii)         any breach or violation of, or failure to perform, any covenants or agreements in Article VI made herein by Trinityville Profit Limited and the Founder.

(c)          Indemnification by Purchaser.  From and after the Closing, the Purchaser shall indemnify, defend and hold harmless the Selling Shareholders, their Affiliates and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Selling Shareholder Indemnitees”) from and against all Liabilities, losses, damages, diminution in value, claims, costs and expenses (including reasonable attorneys’ fees and expenses incurred in connection with the investigation or defense of any of the same or in responding to or cooperating with any governmental investigation), interest, awards, judgments, fines and penalties suffered or incurred by the Selling Shareholder Indemnitees (in each case, whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party Claims) (hereinafter “Selling Shareholder Losses”, and together with Purchaser Losses, referred to herein as “Losses”) arising out of or relating to:

(i)          the failure of (A) any of the representations or warranties in Article V made herein by the Purchaser as of the date hereof to be true and accurate when made or as of the Closing with the same force and effect as if made as of the Closing, or (B) any of the representations or warranties in Article V made herein by the Purchaser as of another date herein to be true and accurate as of such date; or

(ii)         any breach or violation of, or failure to perform, any covenants or agreements made herein by the Purchaser.

29

(d)          Procedures Relating to Indemnification.

(i)          Any Party seeking indemnification under this Section 8.2 (an “Indemnified Party”) shall promptly give the Party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement stating in reasonable detail the nature of the claim, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 8.2 except to the extent the Indemnifying Party is materially prejudiced by such failure. With respect to any recovery or indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third Party Claim, if the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the notice from the Indemnified Party that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim. If the Indemnifying Party has disputed a claim for indemnification (including any Third Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of the dispute notice by the Indemnifying Party, such dispute shall be resolved by arbitration pursuant to Section 9.3.

(ii)         If an Indemnified Party shall receive notice of any Legal Proceeding, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Section 8.2, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 8.2 except to the extent that the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the Indemnifying Party’s expense. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

30

Section 8.3           Certain Limitations. The indemnification provided for in Section 8.2 shall be subject to the following limitations:

(a)          Each Selling Shareholder is entitled to claim against any other Selling Shareholder for contribution, reimbursement, indemnification and other participation.

(b)          In no event shall any Selling Shareholder (other than Trinityville Profit Limited) (except in cases involving fraud or intentional misconduct of such Selling Shareholder) be liable to the Purchaser in an amount greater than the sum of the Purchase Price and the Preferred Liquidation Premium, if any pursuant to Section 2.7, actually received by such Selling Shareholder pursuant to this Agreement for all claims under this Agreement.

(c)          In no event shall Trinityville Profit Limited and the Founder (except in cases involving fraud or intentional misconduct) be liable to the Purchaser in an amount greater than the sum of the Purchase Price and the Preferred Liquidation Premium, if any pursuant to Section 2.7, actually received by Trinityville Profit Limited pursuant to this Agreement for all claims under this Agreement.

(d)          In no event shall the Purchaser be liable to any Selling Shareholder and all Selling Shareholder Indemnitees related to such Selling Shareholder under this Agreement for an amount greater than one hundred percent (100%) of the Purchase Price actually received by such Selling Shareholder, and in no event shall the aggregate liability of the Purchaser towards the Selling Shareholder Indemnitees under this Agreement exceed one hundred percent (100%) of the Aggregate Purchase Price, except in cases involving fraud or intentional misconduct of the Purchaser and the payment obligations under Section 2.2 and Section 2.7.

(e)          In no event shall any Indemnifying Party be liable to any Indemnified Party for indemnification under Section 8.2 for any punitive, incidental, consequential, special or indirect damages.

(f)          Notwithstanding anything in this Agreement to the contrary, any Loss under this Article VIII shall be determined without giving effect to any qualification contained in any representation and warranty as to materiality, including Material Adverse Effect.

(g)          Notwithstanding anything in this Agreement to the contrary, the limitations on indemnification and liability set forth in this Section 8.3 shall not apply to a claim for Losses arising out of fraud or willful misconduct by any Party.

31

(h)          For the avoidance of doubt, an Indemnified Party shall be entitled to recover from the applicable Indemnifying Party under this Article VIII for any Losses incurred by such Indemnified Party arising out of or resulting from the breach of any representation, warranty, covenant or agreement contained herein, as applicable, whether or not such Indemnified Party (or any of its Affiliates or Representatives) had any knowledge of the breach (or knowledge of any other facts or circumstances relating thereto) on or prior to the date hereof.

Section 8.4           Tax Treatment of Indemnification Payments. All indemnification payments made under this Article VIII shall be treated as adjustments to the Aggregate Purchase Price and the Purchase Price for the applicable Selling Shareholder for Tax purposes, unless otherwise required by applicable Law.

Section 8.5           Indemnification Sole and Exclusive Remedy. Following the Closing, indemnification pursuant to this Article VIII shall be the sole and exclusive remedy of the Parties and any parties claiming by or through any Party (including the Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement, except in each case pursuant to Section 9.5 or in the case of fraud or willful misconduct.

Article IX

Miscellaneous

Section 9.1           Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby.

Section 9.2           Governing Law. This Agreement will be governed by and construed in accordance with the laws of Hong Kong without giving effect to any choice or conflict of law provision or rule thereof.

Section 9.3           Arbitration.

(a)          Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Hong Kong in accordance with the Hong Kong International Arbitration Center Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted in accordance with the HKIAC Rules. The HKIAC Rules are deemed to be incorporated by reference to this clause. The tribunal shall be comprised of three arbitrators. The Purchaser and the Selling Shareholders shall each nominate one arbitrator and the third, who shall serve as president of the tribunal, shall be nominated by the party-nominated arbitrators. The arbitration shall be conducted in English. Each Party irrevocably and unconditionally consents to such arbitration as the sole and exclusive method of resolving any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, other than any proceedings to seek the remedies of specific performance as contemplated by Section 9.5.

32

(b)          The award of the arbitral tribunal shall be final and binding on the Parties. The Parties agree that they will not have recourse to any judicial proceedings, in any jurisdiction whatsoever, for the purpose of seeking appeal, annulment, setting aside, modification or any diminution or impairment of its terms or effect insofar as such exclusion can validly be made. Judgment upon any award rendered may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

Section 9.4           Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the other Transaction Documents represent the entire understanding and agreement among the Parties with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Purchaser and the Selling Shareholders (except as specifically contemplated by Section 2.6(b)). No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.5           Specific Performance. The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, each Party shall be entitled to specific performance of the terms hereof. It is accordingly agreed that, each Party shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically (without proof of actual damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith) such terms and provisions of this Agreement, this being in addition to any other remedy to which each Party is entitled at law or in equity.

Section 9.6           Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed effectively given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by fax (with written confirmation of transmission) or (iii) two Business Days following the day sent by international overnight courier (with written confirmation of receipt), in each case at the addresses and facsimile numbers set forth on Schedule D (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision).

Section 9.7           Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

33

Section 9.8           Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as provided in Section 8.2 hereof. No assignment of this Agreement or of any rights or obligations hereunder may be made by (i) any Selling Shareholder, directly or indirectly (by operation of law or otherwise), without the prior written consent of the Purchaser, and (ii) the Purchaser directly or indirectly (by operation of law or otherwise), without the prior written consent of the Selling Shareholders, and any attempted assignment in violation of this Section 9.8 shall be void; provided, that the Purchaser may assign its rights and obligations under this Agreement to any of its Affiliates.

Section 9.9           Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

34

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

58.COM INC.

By:	/s/ Jinbo Yao
Name: Jinbo Yao
Title: Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Trinityville Profit Limited

By:	/s/ Haoyong Yang
Name: Haoyong Yang
Title: Authorized Representative

Haoyong Yang

/s/ Haoyong Yang

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

NOKIA GROWTH PARTNERS II L.P.

By:	NG Partners II L.L.C.
Its:	General Partner

By:	/s/ John Gardner
Name:	John Gardner
Title:	Managing Member

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

SEQUOIA CAPITAL CHINA II, L.P.

By:	/s/ Yu Shan
Name:	Yu Shan
Title:	Authorized Signatory

SEQUOIA CAPITAL CHINA PARTNERS FUND II, L.P.

By:	/s/ Yu Shan
Name:	Yu Shan
Title:	Authorized Signatory

SEQUOIA CAPITAL PRINCIPALS FUND II, L.P.

By:	/s/ Yu Shan
Name:	Yu Shan
Title:	Authorized Signatory

SEQUOIA CAPITAL 2010 CV HOLDCO, LTD.

By:	/s/ Yu Shan
Name:	Yu Shan
Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

CG INFO SERVICES INVESTMENT LIMITED

By:	/s/ E-ho Mary Lam
Name:	E-ho Mary Lam
Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

CHINA RENAISSANCE HOLDINGS LIMITED

By:	/s/ Fan Bao
Name:	Fan Bao
Title:	CEO

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

CLASSROOM INVESTMENTS INC.

By:	/s/ Theresa Tam
Name:	Theresa Tam
Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

CHAN KEI LIM

/s/ Chan Kei Lim

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

GLEE INVESTMENT LIMITED

By:	/s/ Norma Kuntz
Name: Norma Kuntz
Title: Director

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

INTERNET FUND II PTE. LTD.

By:	/s/ Venkatagin Mudeliar
Name: Venkatagiri Mudeliar
Title: Director

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

TIGER GLOBAL MAURITIUS FUND

By:	/s/ Moussa Taujoo
Name: Moussa Taujoo
Title: Director

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

LT GROWTH INVESTMENT IV LIMITED

By:	/s/ Wenting Deng
Name: Wenting Deng
Title: Director

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

BlueRun Ventures IV, L.P.

By:	BRV Partners IV, L.P.
Its:	General Partner

By:	BRV Partners IV, Ltd.
Its:	General Partner

By:	/s/ Jonathan Ebinger
Name: Jonathan Ebinger
Title: Authorized Signatory